UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☒           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

Forward Industries, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4)           Date Filed:

REVISED PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION, DATED DECEMBER 2, 2014

[__________], 2014

To Our Shareholders:

We welcome you to Forward’s proxy statement and annual reports for our fiscal years ended September 30, 2014 and 2013, and hope that you will attend the annual meeting of shareholders to be held in New York, New York, on December 30, 2014.

Annual Meeting

We invite you to review the Annual Reports on Form 10-K for the fiscal years ended September 30, 2014 and 2013, and proxy documents relating to our 2014 Annual Meeting of Shareholders (the “Annual Meeting”).  The attached Notice of Annual Meeting and Proxy Statement provide information concerning matters to be considered and acted upon at the Annual Meeting, scheduled to be held on December 30, 2014.  Representatives of CohnReznick LLP, our independent registered public accounting firm for the fiscal year ending September 30, 2014, will be available at the Annual Meeting to address shareholder questions.

Your Vote is Needed

As you may have heard, Terence Bernard Wise, a current director of the Company, together with other participants (collectively, the “Wise Group”), who collectively own [1,633,541] shares of our common stock as of [_______], 2014 (which represents approximately [__]% of our common stock based on [_______] shares of common stock outstanding as of [_______], 2014), filed preliminary proxy materials indicating an intent to solicit proxies for the election of [five] individuals as directors in opposition to the Company’s slate of director nominees at the Annual Meeting.  The Company believes the Wise Group failed to properly nominate its alternative slate of director candidates in compliance with the nomination procedures established in the Company’s Amended and Restated By-Laws.  As a result, the Company believes that any purported nomination by the Wise Group at the Annual Meeting is invalid.  The Company is currently seeking declaratory and injunctive relief from a New York State court to prevent the Wise Group’s invalid and improper solicitation.

In the event the court determines that the Wise Group’s nomination is valid, you may receive materials from the Wise Group, including a proxy statement and GOLD proxy card, soliciting proxies for the election of their slate of alternative director candidates.  The members of the Board of Directors (excluding Terence Bernard Wise and his employee Howard Morgan) (the “Continuing Directors”) unanimously recommend that you vote FOR the election of each of the Board nominees designated on the enclosed WHITE Company proxy card (the “Company Nominees”).  In the event the Wise Group’s nomination is held to be valid, the Continuing Directors strongly urge you not to sign or return any GOLD proxy card that may be sent to you by the Wise Group.  If you have previously submitted a GOLD proxy card sent to you by the Wise Group, you can revoke that proxy and vote for the Company Nominees and on the other matters to be voted on at the Annual Meeting by using the enclosed WHITE Company proxy card.

We urge you to attend our Annual Meeting on December 30, 2014 and to VOTE your shares.  Whether or not you plan to attend, please be sure that your shares are represented by promptly voting.

We thank you for your continued support and look forward to keeping you apprised of our developments.

Sincerely,

Frank LaGrange Johnson,
Chairman of the Board

REVISED PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION, DATED DECEMBER 2, 2014

FORWARD INDUSTRIES, INC.
477 Rosemary Ave., Suite 219
West Palm Beach, FL 33401

NOTICE OF ANNUAL SHAREHOLDERS’ MEETING

To the Shareholders of Forward Industries, Inc.:

We are sending this notice to inform you that the 2014 Annual Shareholders’ Meeting (the “Annual Meeting”) of Forward Industries, Inc. (“Forward” or the “Company”) will be held on Tuesday, December 30, 2014, at [____] A.M., Eastern Standard Time, at [___________________________], for the following purposes:

1.	To elect a Board of Directors for the current fiscal year.

2.	To ratify the appointment of CohnReznick LLP, as our independent registered public accounting firm for the fiscal year ending September 30, 2015.

3.	To transact such other business as may properly come before the meeting.

These proposals are more fully described in the Proxy Statement accompanying this notice.  The Annual Meeting may be postponed or canceled by action of the Board of Directors of the Company (the “Board”) upon public notice given prior to the time previously scheduled for the Annual Meeting or adjourned by action of the chairman of the Annual Meeting.  Only shareholders of record at the close of business on December 8, 2014, the record date fixed by the Board, are entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person.  Whether or not you plan to attend, you are urged to vote as promptly as possible to ensure your representation at the Annual Meeting.  As an alternative to voting in person at the meeting, you may vote via the Internet, by telephone or, if you receive a paper WHITE proxy card in the mail, by mailing the completed WHITE proxy card.  Any shareholder attending the Annual Meeting may vote in person even if such shareholder has returned a proxy, as long as the shares are held in the shareholder’s name or the brokerage firm, bank or other holder of record acting as the shareholder’s nominee confirms the shareholder’s ownership in writing.

Please note that Terence Bernard Wise, a current director of the Company, together with other participants (collectively, the “Wise Group”), who collectively own [1,633,541] shares of our common stock as of [_________], 2014 (which represents approximately [__]% of our common stock based on [________] shares of common stock outstanding as of [________], 2014), filed preliminary proxy materials indicating an intent to solicit proxies for the election of [five] individuals as directors at the Annual Meeting in opposition to the nominees designated on the enclosed WHITE Company proxy card (the “Company Nominees”).  The Company believes the Wise Group failed to properly nominate its alternative slate of director candidates in compliance with the nomination procedures established in the Company’s Amended and Restated By-Laws.  As a result, the Company believes that any purported nomination by the Wise Group at the Annual Meeting is invalid.  The Company is currently seeking declaratory and injunctive relief from a New York State court to prevent the Wise Group’s invalid and improper solicitation.

In the event the court determines that the Wise Group’s nomination is valid, you may receive solicitation materials from the Wise Group, including proxy statements and proxy cards.  We are not responsible for the accuracy or lack of accuracy of any information provided by or relating to the Wise Group or its purported nominees contained in solicitation materials filed or disseminated by or on behalf of the Wise Group or any other statements the Wise Group may make.

The members of the Board (excluding Terence Bernard Wise and his employee Howard Morgan) (the “Continuing Directors”) unanimously recommend that you vote “FOR” the election of each of the Company Nominees.  In the event the Wise Group’s nomination is held to be valid, the Continuing Directors strongly urge you not to sign or return any proxy card that may be sent to you by the Wise Group.  If you have previously submitted a GOLD proxy card sent to you by the Wise Group, you can revoke that proxy and vote for the Company Nominees and on the other matters to be voted on at the meeting by using the enclosed WHITE proxy card.

We encourage you to read this Proxy Statement carefully.  If you have any questions or need assistance voting your shares, please call our proxy solicitor at the contact listed below:

105 Madison Avenue
New York, New York 10016
Shareholders call toll free at (800) 322-2885
Banks and Brokers may call collect at (212) 929-5500
proxy@mackenziepartners.com

By Order of the Board of Directors:

Frank LaGrange Johnson,
Chairman of the Board

West Palm Beach, Florida
[__________], 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON DECEMBER 30, 2014

This Notice of Annual Meeting and Proxy Statement along with the Forward Industries, Inc. Annual Reports on Form 10-K for the years ended September 30, 2014 and 2013 (without exhibits) are available on the Internet at: [www.proxyvote.com].

FORWARD INDUSTRIES, INC.

477 Rosemary Ave., Suite 219
West Palm Beach, FL 33401
(561) 465-0030
________________

PROXY STATEMENT
________________

This Proxy Statement is being furnished to shareholders by the Board of Directors (the “Board”) of Forward Industries, Inc., a New York corporation (which we refer to as “Forward,” the “Company,” “we” or “us”), in connection with the solicitation of the proxies in the accompanying form for use at our 2014 Annual Meeting of Shareholders and at any adjournments and postponements thereof (the “Annual Meeting”).  The Annual Meeting will be held Tuesday, December 30, 2014, at [____] A.M., Eastern Standard Time, at [_______________________].

This Proxy Statement, the accompanying form of proxy, and the Company’s Annual Reports on Form 10-K for the fiscal years ended September 30, 2014 (the “2014 Annual Report”) and September 30, 2013 (the “2013 Annual Report”) (without exhibits), is being mailed to shareholders on or about [_________], 2014. The shares represented by the proxies received pursuant to the solicitation made hereby and not revoked will be voted at the Annual Meeting.  Only holders of record of Forward’s common stock, par value $0.01 per share (which we refer to as the “Common Stock”) and 6% Senior Convertible Preferred Stock, par value $0.01 per share (which we refer to as the “Convertible Preferred Stock”), at the close of business on December 8, 2014, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting.

We will bear the cost of solicitation of our proxies.  We have engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist in the solicitation of our proxies for the Annual Meeting and will reimburse MacKenzie for reasonable expenses.  Our officers, directors, and employees may, without additional remuneration, assist in soliciting proxies by mail, e-mail, telephone and in person. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of shares held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials, and we may request their authority for execution of the proxies.

GENERAL INFORMATION

Potential Proxy Contest for the Election of Directors

Terence Bernard Wise, a current director of the Company, together with other participants (collectively, the “Wise Group”), who collectively own [1,633,541] shares of Common Stock as of [__________], 2014 (which represents approximately [__]% of our Common Stock based on [________] shares of Common Stock outstanding as of [________], 2014), filed preliminary proxy materials indicating an intent to solicit proxies for the election of [five] individuals as directors in opposition to the Company’s slate of director nominees at the Annual Meeting.  The Company believes the Wise Group failed to properly nominate its alternative slate of director candidates in compliance with the nomination procedures established in the Company’s Amended and Restated By-Laws.  As a result, the Company believes that any purported nomination by the Wise Group at the Annual Meeting is invalid.  The Company is currently seeking declaratory and injunctive relief from a New York State court to prevent the Wise Group’s invalid and improper solicitation.

In the event the court determines that the Wise Group’s nomination is valid, you may receive an opposing proxy statement and GOLD proxy card and letters or other proxy solicitation materials from the Wise Group or other persons or entities affiliated with the Wise Group.

We are not responsible for the accuracy or lack of accuracy of any information provided by or relating to the Wise Group or its purported nominees contained in solicitation materials filed or disseminated by or on behalf of the Wise Group or any other statements the Wise Group or their representatives may make.

The members of the Board (excluding Terence Bernard Wise and his employee Howard Morgan) (the “Continuing Directors”) unanimously recommend that you vote FOR the election of each of the Company Nominees designated on the enclosed WHITE Company proxy card.  In the event the Wise Group’s nomination is held to be valid, the Continuing Directors urge shareholders NOT to sign or return any GOLD proxy card that you may receive from the Wise Group or any person other than the Company.  Even a “WITHHOLD” vote with respect to the Wise Group’s purported nominees on its GOLD proxy card will cancel any previously submitted WHITE Company proxy card.  However, if you have previously signed and returned a GOLD proxy card sent to you by the Wise Group, you may revoke it by signing, dating and returning the enclosed WHITE Company proxy card pursuant to the instructions in the form of proxy or by re-voting by Internet or telephone or at the Annual Meeting, as described further in this Proxy Statement, depending upon whether you are a registered holder or you hold your shares through a bank or broker.  Only the latest dated proxy card you vote will be counted.

The Continuing Directors strongly recommend that you vote FOR the election of each of the nominees proposed by the Company on the WHITE proxy card.

Record Date; Voting Securities

The Board has fixed December 8, 2014 as the record date for voting at the Annual Meeting (the “Record Date”).  Only shareholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.  As of the Record Date there were [_______] shares of Common Stock and [_______] shares of Convertible Preferred Stock outstanding and eligible for voting at the Annual Meeting.  Each share of Common Stock entitles the holder of record on the Record Date to one vote on each matter to be voted on at the Annual Meeting.  Each share of Convertible Preferred Stock is entitled to vote on an as-converted basis with the Common Stock at the Annual Meeting.  As of the Record Date, the Convertible Preferred Stock outstanding was convertible into [_______] shares of Common Stock.  Cumulative voting is not permitted.  See the information under “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” that appears later in this Proxy Statement.

If your shares are held in “street” name—that is, your shares are registered in the name of a bank, broker, or other nominee—your broker, bank or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions.  In order to vote your shares, follow the voting instructions on the form you receive from your bank, broker, or other nominee. The availability of telephone and Internet voting will depend on the voting procedures of your bank, broker, or other nominee.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of annual meetings on the environment.  If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site.  Your election to receive proxy materials by email will remain in effect until you terminate it.

If you have any questions or need assistance voting your shares, please call our proxy solicitor at the contact listed below:

105 Madison Avenue
New York, New York 10016
Shareholders call toll free at (800) 322-2885
Banks and Brokers may call collect at (212) 929-5500
proxy@mackenziepartners.com

Quorum

The quorum necessary to conduct any business at the Annual Meeting consists of a majority of the shares issued and outstanding and entitled to vote on the Record Date, present in person or represented by proxy (received by mail, telephone, or the Internet) at the Annual Meeting.  Proxies submitted by shareholders who vote to abstain, and broker non-votes, are counted as present for purposes of determining whether the quorum requirement is satisfied, even though a vote is not cast.  A broker non-vote occurs if your shares are held in “street name” and you do not give instructions to your broker, bank, or other nominee with respect to the matters to be voted on.  If your bank or brokerage firm does not exercise its discretionary authority with respect to matters as to which it has discretionary authority, your shares will be treated as “broker non-votes” on these matters.  If a share is deemed present at the Annual Meeting for any matter, it will be deemed present for all matters.

Proxies

The shares represented by your properly completed and delivered WHITE Company proxy card or by your proxy voted by telephone or Internet will be voted in accordance with your instructions.

Regarding the proxy solicited by the Board:

•
Proposal Number 1, Election of Directors, the WHITE proxy card gives you the ability to choose between approval or withholding approval of all nominees designated on the WHITE proxy card or withholding authority to vote for one or more nominees designated on the WHITE proxy card.

•
Proposal Number 2, Ratification of the Appointment of CohnReznick LLP (“CohnReznick”) as our Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2015, the WHITE proxy card gives you the ability to approve, or disapprove, or abstain from voting.

All shares represented at the Annual Meeting by properly executed proxies that are timely received (by mail, telephone, or Internet) and not revoked will be voted in accordance with your instructions, if any, given therein. If you sign, date, and return the WHITE proxy card but you indicate no voting instructions on the proxy card, the shares represented by your proxy will be voted by the persons named in the proxy: (1) FOR all five of the Company’s nominees for director, and (2) FOR ratification of the appointment of CohnReznick as our independent registered public accounting firm in respect of the fiscal year ending September 30, 2015.  If other matters are properly brought before the Annual Meeting, your shares represented by properly completed proxies received by mail, telephone, or the Internet will be voted on any such matter in accordance with the judgment of the persons named as proxies in their discretion.

Shareholder Revocation of Proxies

If you have duly and validly signed, dated, and submitted a proxy (by mail, telephone, or Internet), you may revoke it at any time before its exercise at the Annual Meeting if you take any one of the following four actions:  (i) deliver (by mail or otherwise) written notice of such revocation to our Corporate Secretary at the address appearing at the top of page one of this Proxy Statement before the Annual Meeting; or (ii) execute and deliver to us at such address a duly and validly completed, later dated proxy card reflecting contrary instructions; or (iii) vote by telephone or the Internet after the date of your first proxy, provided the new proxy is received by our proxy tabulation agent Broadridge Financial before the vote; or (iv) attend the Annual Meeting and take appropriate steps to cast a ballot representing your shares in person.

Costs of Solicitation

The Company will bear the cost of printing and mailing its proxy materials.  We have engaged MacKenzie to assist in the solicitation of our proxies for the Annual Meeting.  The Company has agreed to pay MacKenzie a fee of [_________] for such services.  The Company will reimburse MacKenzie for reasonable expenses and will indemnify MacKenzie and its affiliates against certain claims, liabilities, losses, damages and expenses.  The Company will also reimburse the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of our shares.  In addition to solicitation by mail, solicitation may be made by certain directors, officers and employees of the Company, or firms specializing in solicitation, and may be made in person or by telephone or email.  No additional compensation will be paid to any director, officer or employee of the Company for such solicitation.

No Dissenter’s Rights

Under the New York Business Corporation Law, shareholders are not entitled to dissenters’ rights of appraisal with respect to any of the proposals at the Annual Meeting.

Certain Financial Information

Please take note that the Company’s 2014 and 2013 Annual Reports are available on the Internet along with this Proxy Statement at [http://www.proxyvote.com].

Any shareholder of the Company may obtain without charge copies of the 2014 and 2013 Annual Reports and this Proxy Statement, including the Company’s audited consolidated financial statements and any exhibits, as filed with the SEC, by writing to the Corporate Secretary, Forward Industries, Inc., 477 Rosemary Ave., Suite 219 West Palm Beach, FL 33401.

PROPOSAL 1
ELECTION OF DIRECTORS

General Information

As of the date of this Proxy Statement, the Board consists of seven persons: four of whom are non-employee, independent directors.  At a Board meeting held on November 14, 2014, pursuant to the Company’s Third Amended and Restated Bylaws, the Board approved adjusting the number of directors comprising the Board to five effective as of the Annual Meeting.  Our Board has nominated each of Frank LaGrange Johnson, Owen P.J. King, John F. Chiste, Robert Garrett, Jr. and Joseph E. Mullin III to serve as directors (collectively, the “Company Nominees”).

Nominees for Election as Directors

In November 2014, our Nominating and Governance Committee (the “Nominating Committee”) nominated the five Company Nominees listed below for election as directors at the Annual Meeting.  The Board accepted the Nominating Committee’s recommendations.  Accordingly, five nominees for director are to be elected at the Annual Meeting to serve a one-year term.  Directors elected at the Annual Meeting will serve until the Company’s 2015 annual meeting of shareholders and until their respective successors are duly elected and qualified.

Each nominee for director is standing for election to office for a period of one year, or until his successor has been elected and qualified.  It is intended that the accompanying WHITE proxy will be voted in favor of each and all of the following persons to serve as directors, unless you the shareholder indicate to the contrary on the proxy by withholding authority to vote for one or more of the nominees named below:

Name	Age	Principal Occupation

Frank LaGrange (Grange) Johnson	47
Director and Chairman of the Board since August 2010.  Mr. Johnson founded LaGrange Capital Partners, L.P. (“LaGrange”) in May 2000.  LaGrange is a pure play, event-driven/special situations fund whose objective is generate LBO fund rates of return in the public markets.  From the seven years from inception until March 2007, the Fund compounded at approximately 30% gross (24% net) without a down year.  The Fund was awarded by Bloomberg Markets Magazine in January 2006 and January 2007, the highest and second highest returns in the event driven space for a three year period with over $100mm in AUM.  Barron’s in October 2007 ranked the Fund 41st out of all hedge funds on a three year basis with over $250mm of AUM.  In 2003, GAIM awarded the Fund the award of the top event driven hedge fund with a three to four year track record.  Prior to forming LaGrange, Mr. Johnson spent four years with CoMac Partners (“CoMac”), a distressed securities hedge fund.  At CoMac, Mr. Johnson co-managed the CoMac Opportunities Fund, which invested in post-bankruptcy and special situation equities.  Prior to CoMac, Mr. Johnson was an analyst at Chesapeake Partners, where he focused on risk arbitrage and other event driven strategies.  Mr. Johnson was previously a management consultant for McKinsey & Company, where he advised banks, telecommunications, and energy firms.  Before McKinsey, Mr. Johnson worked for Perry Partners from 1991 to 1993, where he focused on distressed and other event driven situations.  Mr. Johnson began his career in the restructuring group of Merrill Lynch’s Investment Banking division, where he worked from 1989 to 1991.  Mr. Johnson holds a BA from Brown University and an MBA from Columbia Business School, where he was elected to the Beta Gamma Sigma honor society.  He currently helps evaluate student investment ideas as part of Columbia’s value investing program.  He has served on the Board of Directors and Audit Committee of 1-800-Contacts from October 2006 to June 2012 when it was sold to WellPoint for approximately 9x the go private purchase price of the equity.  Mr. Johnson’s distinguished career in the financial and consulting industries brings significant financial and operational leadership experience to the Board.

Owen P.J. King	50
Director since August 2010.  Mr. King has been the President and CEO of Stonehurst Management LLC, a New York-based registered investment adviser, since December 2002.  Mr. King brings significant business management, financial, and operational skills and experience to the Board.

John F. Chiste	58
Director since February 2008.  Mr. Chiste has been the Chief Financial Officer of Falcone Group, a privately held diversified portfolio of real estate companies, since 2005.  From 1997 to 2005, Mr. Chiste was the Senior Vice President, Chief Financial Officer and Treasurer of Bluegreen Corporation, a publicly held developer and operator of timeshare resorts.  With his experience as Chief Financial Officer of two companies, Mr. Chiste brings broad financial expertise to the Board.

Name	Age	Principal Occupation

Robert Garrett, Jr.	48
Director since March 2012.  Mr. Garrett has been the sole Chief Executive Officer since August 31, 2012 and served as Co-Chief Executive Officer from March 2012 through August 30, 2012. Mr. Garrett served as a consultant to Forward from October 2011 to February 2012 and as a director from February 2012 to April 2012. Prior to joining the Company, Mr. Garrett was the president of Arcadia Aviation, an aviation services company, from November 2005 to October 2011. Previously, Mr. Garrett managed the operational turnaround of the Excel Group, a consumer products company owned by Union Capital Corporation, a New York private equity firm. Before Union Capital, Mr. Garrett worked for Sony Corporation where he was the senior financial executive of a joint venture between Sony Corporation of America and Sony Pictures. Mr. Garrett brings significant management, operational and turnaround experience to the Board.

Joseph E. Mullin III	41
Director since October 2014.  Mr. Mullin is the founder and partner of Joseph E. Mullin LLC, a firm that engages in advisory and restructuring consulting projects with equity participation, since 2010.  Mr. Mullin currently serves as a Director of Currencio Limited, a peer-to-peer fintech foreign exchange network he founded and developed in 2013.  From 2011 to 2012, Mr. Mullin served as the Chief Executive Officer of General Word Development LLC, a children’s media business.  Mr. Mullin served as a Director and member of the Mergers & Acquisitions Committee, Nominations and Corporate Governance Committee, Compensation Committee and as Chair of the Audit Committee of KIT Digital, Inc. from 2010 to 2012.  Previously, Mr. Mullin was a Portfolio Manager and Senior Analyst at Millennium Global Investments, Ltd., an independent, privately-owned investment management firm, from 2007 to 2010.  Mr. Mullin was a Research Analyst at WL Ross & Co. LLC, an asset management firm, from 2001 to 2007. Mr. Mullin began his career as a Financial Analyst in the Corporate Finance Department at Goldman Sachs.  Mr. Mullin holds an A.B. degree from Harvard College.

The Board has an Audit Committee, Compensation Committee and Nominating and Governance Committee.  Current committee membership is shown in the table below:

Current Directors:	Audit Committee	Compensation Committee	Nominating and Governance Committee

Grange Johnson
John F. Chiste	X (Chairman)	X	X
Owen P.J. King	X	X	X (Chairman)
Joseph E. Mullin III	X	X (Chairman)	X
Howard Morgan
Terry Wise
Robert Garrett, Jr.

Each of the Company Nominees has consented to be named in this Proxy Statement as a nominee and to serve as a director if elected.  The Board has no reason to believe that any such nominee will not serve if elected.  However, if any such nominee should be unavailable to serve or decline to serve as a director prior to the vote at the Annual Meeting, and if the Board designates a substitute nominee for such person, the persons named in the accompanying proxy will vote for the substitute nominee designated by the Board.  We know of no reason why this would occur.

Please review the information under “Director Compensation” set forth below for information relating to compensation paid to directors and how such compensation was determined.

Shareholders may nominate candidates for director in accordance with guidelines summarized below under “Structure and Practices of the Board of Directors—Nominating and Governance Committee,” and in compliance with the advance notice and other provisions of our By-Laws.  See the information under “Deadline for Shareholder Proposals for 2015.”

As noted elsewhere in this Proxy Statement, the Wise Group has filed preliminary proxy materials indicating an intent to solicit proxies for the election of [five] individuals as directors at the Annual Meeting in opposition to the Company Nominees.  The Company believes the Wise Group failed to properly nominate its alternative slate of director candidates in compliance with the nomination procedures established in the Company’s Amended and Restated By-Laws.  As a result, the Company believes that any purported nomination by the Wise Group at the Annual Meeting is invalid.  The Company is currently seeking declaratory and injunctive relief from a New York State court to prevent the Wise Group’s invalid and improper solicitation.

In the event the Wise Group’s nomination is held to be valid, you may receive an opposing proxy statement and GOLD proxy card and letters or other proxy solicitation materials from the Wise Group or other persons or entities affiliated with the Wise Group. Please be advised that we are not responsible for the accuracy of any information provided by or relating to the Wise Group or its nominees contained in any proxy solicitation materials filed or disseminated by or on behalf of the Wise Group or any other statements that the Wise Group or its representatives may make.

In the event the Wise Group’s nomination is held to be valid, the Continuing Directors urge you to disregard any GOLD proxy card or voting instruction form that you may receive from the Wise Group and to sign and return only the WHITE Company proxy card that you receive from us. Even a “WITHHOLD” vote with respect to the Wise Group’s nominees on its GOLD proxy card will cancel any proxy previously given to the Company. If you previously signed a GOLD proxy card sent to you by the Wise Group, you can revoke that proxy and vote for the Company Nominees on the WHITE proxy card as described above. Only your latest dated proxy will be counted.

Reasons For Voting FOR The Company Nominees

Forward has implemented a successful strategy over the past few years to turn around financial results for shareholders and make the Company a leader in the diabetic case market.  We have restructured our operations and increased efficiencies throughout the company, including by transitioning from an in-house to a third-party sourcing operation.  As a result, during the period from FY2011 to FY2013, Forward reduced its sourcing costs by $0.5 million, or 29%, and improved gross margins by 4%, partially neutralizing the negative impact on margins the Company experienced due to competitive pricing pressures.  During this period, operating expenses were reduced by $1.5 million, or 21%, to $5.7 million from $7.2 million.  Forward also improved its operating results by $2.8 million, by generating a $0.7 million operating profit for FY2013 as compared to a $2.1 million operating loss in FY2011.  In FY2013, we returned the Company to profitability for the first time since FY2006, and we have grown sales to more than $30 million in FY2013, up from $22.8 million in FY2011.  Importantly, we have also resolved legacy litigation issues.

As a result, Forward has stabilized financially and strengthened its industry position, and we are now in a position to look to grow cash flow more aggressively.

Building on that momentum, Forward started implementing additional transformational changes this year to accelerate earnings and cash flow growth.  We have confidence in our strategy, which focuses on delivering value through both organic growth and attractive acquisitions.   For these reasons, the Continuing Directors unanimously recommend that you vote FOR the election of each of the Company Nominees, all of whom are committed to further improving shareholder value by continuing to pursue the Company’s strategic direction in order to grow and strengthen the Company’s financial position and prospects.

Pending Legal Proceedings

On November 13, 2014, the Company filed a lawsuit in the Supreme Court of the State of New York, Kings County, against Terence Bernard Wise, a director of the Company, and the following six individuals whom Mr. Wise claims that he has purportedly nominated to stand for election as directors at the Company’s Annual Meeting:  Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine, and Darryl Keyes.  The Company’s complaint seeks a judicial declaration that Mr. Wise’s purported nominations are invalid, as they were not received within the timeframe expressly provided by the Company’s Bylaws for such nominations.  The complaint also seeks injunctive relief from the Court, enjoining Mr. Wise from soliciting proxies for his purported nominees to stand for election as directors at the Annual Meeting.  At a hearing on December 1, 2014, the Court denied the Company’s request for preliminary injunctive relief.  The Company has filed a Notice of Appeal with respect to the Court's ruling.

Shareholder Vote Required

Assuming a quorum is achieved at the Annual Meeting, to be elected as a director a nominee must receive a plurality of the votes cast at the Annual Meeting by holders of shares present in person or represented by proxy and entitled to vote for the election of directors.  This means that the five nominees who receive the highest vote totals will be elected.  Abstentions and broker non-votes will not have the effect of votes in opposition to a nominee for director.  Therefore, shareholders who do not vote, or who withhold their vote from one or more nominees in the election of directors, will not affect the outcome of the election.  If your shares are held in “street” name by a broker, bank, or other nominee and you do not furnish voting instructions to your broker, bank, or nominee, the broker, bank, or other nominee will not have authority to cast the votes represented by your shares for election of directors—this will be a broker non-vote.  If you timely submit a signed and dated proxy but fail to specify instructions to vote for nominees for director, the proxy will be voted in favor of each and all of the Company Nominees by the persons named in the proxy.

THE CONTINUING DIRECTORS UNANIMOUSLY RECOMMEND A VOTE FOR EACH OF THE COMPANY NOMINEES FOR ELECTION TO THE BOARD, WHICH IS DESIGNATED AS PROPOSAL 1 IN THE PROXY.

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

Board of Directors and Director Independence

Rule 5605(b)(1) of the Nasdaq Stock Market’s (“NASDAQ”) listing standards specify that a majority of the Board must consist of independent directors.  The Board has determined that each of Messrs. Chiste, Mullin, King and Morgan, who together comprise a majority of the Board, is independent in accordance with applicable NASDAQ standards, including without limitation, Marketplace Rule 5605(a)(2).  Messrs. Chiste, Mullin and King constitute the entire membership of each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee of the Board in compliance with the independence standards of NASDAQ Marketplace Rules 5605(c)(2), 5605(d), and 5605(e), respectively.  Prior to Mr. Mullin joining the Board, Timothy Gordon served as a director of the Company and a member of each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee of the Board.  Mr. Gordon was also determined to be independent in accordance with applicable NASDAQ standards, including without limitation, Marketplace Rule 5605(a)(2).

Board Practices

Exclusive of committee meetings, the Board met in person, participated in meetings by means of conference call, or acted by unanimous written consent on ten occasions during the fiscal year ended September 30, 2014 (which we sometimes refer to as “Fiscal 2014”).  All directors attended all of the meetings held by the Board and all of the meetings of the committees of which they are members in person or by telephone conference call, except one director missed three meetings in Fiscal 2014.  Five directors attended the Company’s 2013 annual meeting of shareholders.  The Company maintains no formal policy mandating such attendance. The Board holds regularly scheduled meetings following the end of each fiscal quarter to review and discuss results of operations and other matters as needed.  The Audit Committee of the Board follows this practice as well, and meetings of the Compensation Committee and Nominating and Governance Committee meet in conjunction with regularly scheduled meetings of the Board as warranted by the respective Committee agendas.

Exclusive of committee meetings, the independent director members of the Board met in executive session, without other Board members present, on three occasions during the fiscal year ended September 30, 2014.

Standing Committees of the Board of Directors

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The principal responsibilities of each Committee are set forth below.

Audit Committee

Our Audit Committee, as defined in and established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” oversees the accounting, financial reporting, internal control over financial reporting of the Company, and audits and reviews of its financial statements.  It is the responsibility of the Committee to maintain free and open communication and coordination between and among the Committee, the Company’s independent registered public accounting firm, the Company’s internal accounting staff, and management in the execution of the above-referenced processes and functions.  The Audit Committee’s approval is required in order to engage our independent registered public accounting firm to perform the audit and non-audit services in order to assure that the provision of such services does not impair such firm’s independence.  In discharging its functions, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company as well as the Company’s external advisors.

The Audit Committee held nine meetings during the fiscal year ended September 30, 2014.  Our Audit Committee is governed by a written Charter approved by the Board.  A copy of the Charter, as amended, is available for viewing at our web site at: [http://www.forwardindustries.com/corporategovernance.htm]. Further information regarding the functions performed by the Audit Committee, as well as a copy of the Committee’s Report to the Board for Fiscal 2014, is set forth in this Proxy Statement under “Matters Relating to Independent Registered Public Accountants.”

Audit Committee Financial Expert

The Board has determined that Mr. Chiste, who is an independent director and is currently a member and the chairman of the Audit Committee of the Board, is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.

The foregoing information relating to the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the SEC, or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any prior or subsequent filing by Forward under the Securities Act of 1933, as amended, or the Exchange Act except to the extent expressly incorporated by reference into such filing.

Compensation Committee

The purposes and responsibilities of our Compensation Committee are to develop, establish, implement, and oversee compensation policies and programs for executive management and to recommend policies for director compensation to the Board.  Such responsibilities include the administration of our equity compensation plans and the establishment of financial and non-financial targets and objectives that will determine if executive management will be entitled to receive non-equity incentive (bonus) compensation.  The Compensation Committee met three times during the fiscal year ended September 30, 2014.

The Compensation Committee is governed by a written Charter.  The Committee’s Amended and Restated Charter is available for viewing at our web site at: [http://www.forwardindustries.com/corporategovernance.htm].  Information regarding certain actions taken or not taken by the Committee with respect to the Company’s code of ethics and related party transactions are posted at such website.  Further information regarding the functions performed by the Compensation Committee is set forth in this Proxy Statement under “Executive Compensation and Related Information.”

Nominating and Governance Committee

The purposes and responsibilities of the Nominating Committee are to (i) identify, evaluate, and nominate suitable candidates to the Board and its committees and (ii) develop and administer policies and procedures applicable to the processes and functioning of the Board and management such that, among other matters, conflicts of interest and inappropriate transactions with related parties are identified, reviewed, and appropriately resolved in accordance with sound corporate governance standards.  In November 2014, the Nominating Committee recommended to the Board the Company Nominees for election as director at the Annual Meeting, and a majority of the Board approved such recommendations.  The Nominating Committee met five times during the fiscal year ended September 30, 2014.

Under the Nominating Committee Charter (the “Committee Charter”), with respect to its nominating function the responsibilities of the Nominating Committee include: identifying candidates qualified to become Board members; developing and reviewing background information on such candidates; evaluating such candidates based on their qualifications; and making recommendations to the Board regarding such candidates.  The Nominating Committee may identify and evaluate candidates for directorships through the use of questionnaires, interviews, and other investigatory methods, including the use of search firms requiring payment of a fee, to determine the suitability of potential nominees.  The Nominating Committee’s responsibilities also include recommending to the Board the persons to be nominated for appointment to each of the Board’s committees.  The Nominating Committee is authorized to retain advisors and consultants and to compensate them for their services.

In recommending nominees for election to the Board, the Nominating Committee will seek to identify candidates who meet the current needs of the Board.  The Committee Charter does not specify minimum qualifications that must be met by a nominee.  However, the Committee Charter requires the Nominating Committee to consider, among other things, the candidate’s integrity and honesty, ability to exercise independent business judgment, background, and experience in his/her profession or chosen field of expertise. In addition, the Committee Charter requires the Nominating Committee to consider the individual candidate’s ability to work constructively with others, the availability of sufficient time to devote to the affairs of the Company in order to carry out the responsibilities of a director, an absence of conflicts that might interfere with the proper performance of his/her responsibilities as director, and other criteria deemed relevant by the Nominating Committee.

In an effort to maintain a proper mix of directors that results in a highly effective governing body, the Nominating Committee also considers such factors as the diverse skills and characteristics of all director nominees; the occupational, geographic and age diversity of all director nominees; the particular skills and ability of each nominee to understand financial statements and finance matters generally; the particular skills and experience of each nominee in managing and/or assessing risk; community involvement of each nominee; and, the independence status of each nominee under the NASDAQ listing standards and applicable law and regulation.  The objective of the Nominating Committee is to structure a Board that brings to the Company a variety of skills and perspectives developed through high-quality business and professional experience.  In doing so, the Nominating Committee also considers candidates with appropriate non-business backgrounds.   The Nominating Committee may, however, consider such other factors as it deems are in the best interests of the Company and its shareholders.

The Nominating Committee will, on the basis of the same procedures and bases described above, consider director nominee recommendations proposed to it by shareholders, provided, as an initial step required by our By-laws, the name and address of the nominating shareholder, accompanied by relevant biographical information specified in the rules of the SEC, are submitted in writing to the Secretary of the Company, are accompanied by a written statement of the candidate’s consent to serve and the amount of shares owned beneficially and of record, and such submission otherwise complies with the criteria and procedures of the Nominating Committee and the Company’s By-laws.  Shareholder submissions of candidates for nominee as director are also subject to the requirements in the next paragraph.  See “Deadline for Shareholder Proposals for 2015.”

Our By-laws require a shareholder who wants to submit the name or names of nominee(s) for director of the Company to have continuously held shares of the Company’s Common Stock aggregating the lesser of at least $2,000 or one percent of the outstanding Common Stock in market value for at least one year prior to the date of the meeting at which the nominee submission is to be made, or that such shareholder is entitled to cast votes with respect to at least 5% of the Common Stock as of the date of such notice, without regard to a minimum holding period.  The shareholder must submit biographical information pertaining to the candidate that is required by the SEC in respect of a candidate in an election contest, as well as a copy of the candidate’s written consent to serve as a director on the Board.  Please refer to the information under the caption “Deadline for Shareholder Proposals for 2015” regarding the procedures for shareholders to submit the name or names of nominee(s) for director of the Company.

Under the Committee Charter with respect to the Nominating Committee’s governance function the responsibilities of the Nominating Committee include the identification, review, evaluation, and approval or rejection of (i) proposed transactions involving the Company and any officer or director or party related to any such person and (ii) potential conflicts of interest arising out of transactions or arrangements involving the Company or any subsidiary and any director, executive officer, or family member or certain affiliates of any such person.  The Committee Charter also charges the Nominating Committee with the development of governance policies with respect thereto; the review and assessment of the performance of the Board and Committees thereof and adequacy of structure and scope of the committees of the Board; the development of and recommendation to the Board of governance principles; monitoring of compliance with the Company’s Code of Business Conduct and Ethics; and the assessment of effectiveness of the Company’s shareholder communications policy and recommendation of amendments thereto.  See the information under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters—Certain Relationships and Related Transactions” regarding the functions of the Nominating Committee relating to potential conflicts of interest between officers, directors, and certain other persons and the Company.

A copy of the written Committee Charter governing the responsibilities of the Nominating Committee is available for viewing at our web site at: [http://www.forwardindustries.com/corporategovernance.htm].  Information regarding certain actions taken or not taken by the Nominating Committee with respect to the Company’s Code of Business Conduct and Ethics and related party transactions are posted at such website.

Board of Directors Leadership Structure

Our governing documents provide the Board with flexibility to determine the appropriate leadership structure for the Board and the Company, including but not limited to whether it is appropriate to separate the roles of Chairman of the Board and Chief Executive Officer.  In making these determinations, the Board considers numerous factors, including the specific needs and strategic direction of the Company and the size and membership of the Board at the time.

Grange Johnson has served as non-executive Chairman of the Board since August 2010.  Robert Garrett, Jr. has served as Chief Executive Officer since August 31, 2012, and served as Co-Chief Executive Officer with Brett M. Johnson from April 2012 until the end of Brett Johnson’s employment with the Company on August 31, 2012. We believe that it remains in the best interest of the Company to continue to separate the roles of Chairman of the Board and Chief Executive Officer. This arrangement has allowed our Chairman to lead the Board, while our Chief Executive Officer focuses primarily on managing the daily operations of the Company. The separation of duties provides strong leadership for the Board while allowing the Chief Executive Officer to be the leader of the Company for customers, employees and operations. We do not have a Lead Independent Director. Rather, the Audit, Compensation, and Nominating and Governance Committees are each comprised solely of independent directors, and they provide strong independent leadership that influences the governance of the Company.

Board of Directors Role in Risk Oversight

Senior management is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies.  The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management.  The Board exercises these responsibilities periodically as part of its meetings and also through the Board’s committees, each of which examines various components of enterprise risk as part of its responsibilities.  Members of each committee report to the full Board as necessary at Board meetings regarding risks discussed by such committee.  In addition, an overall review of risk is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.

Board of Directors and Material Proceedings

None of our directors, executive officers or other Participants (as such term is defined in Annex A) has been convicted in a criminal proceeding during the last ten years (excluding traffic violations or similar misdemeanors) and none of our directors, executive officers or other Participants was a party to any judicial or administrative proceeding during the last ten years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

On July 15, 2014, Terence Bernard Wise, a director of the Company, filed a derivative complaint in the Supreme Court of the State of New York, New York County, against directors Frank LaGrange Johnson, Robert Garrett, Owen P.J. King, John F. Chiste and then-director (now former director) Timothy Gordon, also naming the Company as a nominal defendant, alleging breaches of fiduciary duty and seeking declaratory and injunctive relief, including a temporary restraining order (“TRO”), that would prevent the Board of the Company from voting on proposals to raise capital or engage in any extraordinary transactions.  The Court rejected Mr. Wise’s request for a TRO.  Mr. Wise subsequently amended his complaint to add allegations of breach of fiduciary duties under various provisions of New York’s Business Corporation Law.  The case currently is pending before the Court.

On July 16, 2014, the Company filed a lawsuit in the U.S. District Court for the Southern District of New York against Mr. Wise and his long-time business partner, Jenny P. Yu, alleging multiple violations of federal securities laws, including the filing with the SEC of deceptive and misleading Schedules 13D and proxy solicitation materials.  Specifically, the Company alleged that Mr. Wise and Ms. Yu have been acting as an improperly undisclosed “group” engaged in an effort to replace the entire Board with Mr. Wise’s hand-picked candidates.  The Company’s lawsuit seeks expedited injunctive and declaratory relief that would require Mr. Wise and Ms. Yu to comply with the federal securities laws and submit corrected, accurate disclosures in advance of any vote by the Company’s shareholders.  On September 20, 2014, the Court granted Mr. Wise’s and Ms. Yu’s respective motions to dismiss the case, after which the Company filed an appeal to the United States Court of Appeals for the Second Circuit.  The Company’s appeal currently is pending.

On November 13, 2014, the Company filed a lawsuit in the Supreme Court of the State of New York, Kings County, against Terence Bernard Wise, a director of the Company, and the following six individuals whom Mr. Wise claims that he has purportedly nominated to stand for election as directors at the Company’s Annual Meeting:  Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine, and Darryl Keyes.  The Company’s complaint seeks a judicial declaration that Mr. Wise’s purported nominations are invalid, as they were not received within the timeframe expressly provided by the Company’s Bylaws for such nominations.  The complaint also seeks injunctive relief from the Court, enjoining Mr. Wise from soliciting proxies for his purported nominees to stand for election as directors at the Annual Meeting.  At a hearing on December 1, 2014, the Court denied the Company’s request for preliminary injunctive relief.  The Company has filed a Notice of Appeal with respect to the Court's ruling.

Communications with the Board of Directors

The Board welcomes communications from security holders and has unanimously adopted a written policy regarding same.  A copy of this policy is available for viewing at our web site at: [http://www.forwardindustries.com/corporategovernance.htm].  Communications should be sent to Forward at the address set forth on the first page of this Proxy Statement, attention: Robert Garrett, Jr.

Code of Ethics

In November 2003, Forward adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees regarding standards of conduct relating to Company affairs.  The Nominating and Governance Committee is charged with assessing the adequacy of and monitoring management and director compliance with the Code of Business Conduct and Ethics.  The Code of Ethics is available for viewing at the Company’s web site at [http://www.forwardindustries.com/corporategovernance.htm].

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each person who is currently an executive officer of Forward, and is based on our records and information furnished to us by such persons.

Name	Age	Position with Forward	Held Office Since

Robert Garrett, Jr.	48	Chief Executive Officer	2012

ROBERT GARRETT, JR., please see Proposal 1—Election of Directors for biographical information for Mr. Garrett.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Overview

The principal elements of the Company’s compensation programs for its executive officers are:  (i) base salary; (ii) performance-based, non-equity incentive awards as a primary element to complement base salary (bonus); and (iii) awards of long-term, equity-based compensation.

The Compensation Committee monitors the results of the advisory proposal vote on executive compensation programs and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities.  At the Company’s 2013 Annual Meeting of Shareholders a majority of our shareholders approved the executive compensation programs described in our Proxy Statement, therefore the Compensation Committee did not implement changes to our executive compensation program as a result of the shareholder advisory vote.

On May 13, 2014, the Company adopted a 2014 Compensation Plan (the “2014 Plan”) applicable to all named executive officers comprising two components, the corporate cash bonus plan and the long term incentive plan.  The target amount to be paid pursuant to the corporate cash bonus plan to an executive is a percentage of such executive’s salary generally ranging from 0% to 50% based upon achievement of certain EBITDA targets, subject to approval of and adjustment by the Company’s Compensation Committee.  The long term incentive component of the 2014 Plan provides for bonuses to be paid as a percentage of such employee’s salary generally ranging from 0% to 30% for Mr. Garrett and 0% to 15% for James O. McKenna, the Company’s former Chief Financial Officer, to be paid in restricted shares or options, at the discretion of the Company’s Compensation Committee.

Securities Authorized for Issuance Under Equity Compensation Plans

Long-term equity based compensation is accomplished under the Forward Industries, Inc. 2007 Equity Incentive Plan, as amended (the “2007 Plan”), adopted by the Company and by its shareholders in May 2007 and amended February 2009, and the Forward Industries, Inc. 2011 Long Term Incentive Plan (the “2011 Plan”), adopted by the Company and by its shareholders in March 2011.  Under the 2007 Plan, 800,000 shares of Common Stock were authorized for grants of awards of stock options and restricted stock, of which 130,015 shares remain available for grant as of September 30, 2014.  Under the 2011 Plan, 850,000 shares of Common Stock were authorized for grants of awards of stock options and restricted stock, of which 185,647 shares remain available for grant as of September 30, 2014.  There are options to purchase 30,000 shares of Common Stock outstanding under the 1996 Stock Incentive Plan.

Information relating to securities authorized for issuance under equity compensation plans as of September 30, 2014, is as follows:

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance under
	to be Issued Upon	Weighted-Average	Equity Compensation Plans
	Exercise of	Exercise Price of	Excluding Securities
Plan Category	Outstanding Options	Outstanding Options	Reflected in Column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	778,500	$3.12	315,662

Equity compensation plans not approved by security holders	-	$-	-
Total	778,500	$3.12	315,662

Fiscal 2014 and 2013 Compensation for Executive Officers

Robert Garrett, Jr., Chief Executive Officer (August 31, 2012 – present) and former Co-Chief Executive Officer (March 2012 – August 30, 2012)

Pursuant to the Garrett Employment Agreement (described in further detail in “Employment Agreements – Employment Agreement with Robert Garrett, Jr.”), Mr. Garrett is employed as the Chief Executive Officer of the Company. The Garrett Employment Agreement provided for an annual salary of $250,000. During each year of his employment, Mr. Garrett is eligible to receive an annual bonus at the discretion of the Compensation Committee in a combination of cash or equity based compensation.

On November 8, 2012, the Compensation Committee awarded 125,000 shares of restricted stock to Mr. Garrett that vest ratably on each of the next three anniversary dates.

On December 11, 2013, the Compensation Committee approved a total bonus payment to Mr. Garrett of $100,000, consisting of a performance target-based bonus in the amount of $75,000 and an additional discretionary bonus of $25,000, for services performed in the Company’s fiscal year ended September 30, 2013 (“Fiscal 2013”). The Compensation Committee also increased Mr. Garrett’s base salary from $250,000 to $300,000, effective as of March 1, 2014. The Compensation Committee further approved a grant to Mr. Garrett of ten-year incentive stock options (“ISOs”) to purchase 25,000 shares of the Company’s Common Stock.  The ISOs have an exercise price of $1.59 per share and a three-year vesting period with equal installments on the first, second and third anniversary of the date of grant.

Please see “Employment Agreements – Employment Agreement with Robert Garrett, Jr.”

James O. McKenna, Former Chief Financial Officer (January 2008 – August 2014)

Mr. McKenna served as the Company’s Chief Financial Officer, Treasurer and Assistant Secretary pursuant to an Amended Employment Agreement, dated as of April 1, 2011 (the “McKenna Employment Agreement”), between the Company and Mr. McKenna until his termination on August 19, 2014.  On November 8, 2012, Mr. McKenna’s Employment Agreement was further amended (the “Amendment”) in connection with his relocation from California to Florida at the Company’s request pursuant to the move of the Company’s executive offices to West Palm Beach, Florida from Santa Monica, California. Among other things, the Amendment reduced his base salary to $210,000 per annum from $225,000 per annum, eliminated his housing allowance of $90,000 per annum (paid pursuant to the McKenna Employment Agreement), and provided for a bonus payment in the amount of $172,456, less applicable withholdings and deductions, all subject to the provisions provided in the Amendment.  Of the total $172,456 bonus payment, $86,228 of such bonus payment is attributed as a bonus to Mr. McKenna in the fiscal year ended September 30, 2012 (“Fiscal 2012”), with the remainder to be applied to reduce future bonuses due to Mr. McKenna, if any, on or prior to September 2014, pursuant to the terms and provisions of the Amendment. The term of the McKenna Employment Agreement expires on December 31, 2013, with automatic renewal for successive terms of one year each.

On November 8, 2012, the Compensation Committee awarded 105,000 shares of restricted stock to Mr. McKenna that vest ratably on each of the next three anniversary dates.

On December 11, 2013, the Compensation Committee approved a total bonus payment to Mr. McKenna of $86,000, consisting of a performance target-based bonus in the amount of $63,000 and an additional discretionary bonus of $23,000, for services performed in Fiscal 2013. Half of Mr. McKenna’s bonus payment represented a cash payout and the other half ($43,000) was used to reduce a portion of Mr. McKenna’s bonus prepaid in Fiscal 2012.  The Compensation Committee further approved a grant to Mr. McKenna of ten-year ISOs to purchase 7,500 shares of the Company’s Common Stock.  The ISOs have an exercise price of $1.59 per share and a three-year vesting period with equal installments on the first, second and third anniversary of the date of grant.

On August 19, 2014, Mr. McKenna was terminated and he was paid his unpaid accrued salary, plus his unutilized accrued vacation pay.  In addition, Mr. McKenna retained the remaining $43,228 of prepaid bonus, which was treated as bonus earned during Fiscal 2014.

Please see “Employment Agreements – Employment Agreement with James O. McKenna”.

Summary Compensation Table

The following table sets forth certain summary information for the fiscal years ended September 30, 2014 and 2013, showing all compensation paid or earned for services rendered in all capacities for those years of service by (i) each person who served as our principal executive officer at any time during those periods, and (ii) our former Chief Financial Officer, who was the only other executive officer whose total compensation exceeded $100,000 during such periods.

	SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal				Stock	Option	All Other
	Year	Salary	Bonus		Awards (4)	Awards (4)	Compensation (5)	Total
Robert Garrett, Jr. (1)	2014	$279,167	$-		$-	$22,500	$9,240	$310,907
Chief Executive Officer	2013	$250,000	$100,000	(1)	$145,000	$30,000	$9,240	$534,240
James O. McKenna (2)	2014	$186,981	$43,228	(3)	$-	$6,750	$27,223	$264,182
Former Chief Financial Officer	2013	$211,250	$86,000	(3)	$121,800	$-	$29,568	$448,618

(1)
Robert Garrett, Jr. has been the sole Chief Executive Officer of the Company since August 31, 2012 and served as Co-Chief Executive Officer from March 2012 through August 30, 2012. Mr. Garrett was not a principal executive officer prior to March 2012. On December 11, 2013, the Compensation Committee approved a total bonus payment to Mr. Garrett of $100,000 attributable to services performed in Fiscal 2013.

(2)	James O. McKenna’s employment with the Company was terminated on August 19, 2014.

(3)
On December 11, 2013, Mr. McKenna was awarded a total bonus of $86,000 attributable to services performed in Fiscal 2013.  Half of Mr. McKenna’s bonus represented a cash payout and the other half ($43,000) represented a reduction of a portion of Mr. McKenna’s bonus prepaid in Fiscal 2012. For Fiscal 2014, the amount of $43,228 represents the earning of the remainder of the Fiscal 2012 prepaid bonus. Please see “—Employment Agreements – Employment Agreement with James O. McKenna” below for additional information.

(4)
The amount shown under “Stock Awards” and “Options Awards” represents the aggregate grant date fair value of the awards in each year shown in the Table computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.  See Notes to our Consolidated Financial Statements in the Form 10-K for the year ended September 30, 2014 for a description of the assumptions used in valuing awards of stock options and restricted stock grants.

(5)	The following table sets forth the components of All Other Compensation except as otherwise noted.

ALL OTHER COMPENSATION
Name	Fiscal Year	Auto	Company Contributions to Retirement & 401 (K) Plans	Housing Allowance	Other	Total
Robert Garrett, Jr.	2014	$9,240	$-	$-	$-	$9,240
	2013	$9,240	$-	$-	$-	$9,240
James O. McKenna	2014	$7,556	$6,744	$-	$12,923	$27,223
	2013	$7,068	$-	$22,500	$-	$29,568

All items of “All Other Compensation” in the table in note (5) above for Mr. McKenna were paid in accordance with the terms of the McKenna Employment Agreement, with the exception of $15,000 of the Housing Allowance in 2013, which was incurred in connection with a housing deposit.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table shows the amount and value of equity-based awards granted to the Named Executive Officers that were outstanding at the end of Fiscal 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares of Units That Have Not Vested
Robert Garrett, Jr.	160,000	-	$2.05	11/2/2014	83,333	$110,833
	100,000	-	$3.00	4/4/2022
	33,332	6,668	$3.77	4/4/2022
	-	10,000	$3.77	9/30/2022
	-	50,000	$5.31	9/30/2022
	-	25,000	$1.59	12/11/2023

Pension Benefits

We maintain no pension plans or other long-term incentive plans or arrangements available to any employees.

Nonqualified Deferred Compensation

We maintain no nonqualified defined contribution or deferred compensation plans or arrangements.

DIRECTOR COMPENSATION

Overview

Our program for compensation of non-employee directors provides for the non-executive Chairman of the Board to receive an aggregate annual retainer of $60,000, payable in quarterly increments of $15,000, and each other non-employee director to receive an annual retainer of $20,000, payable in quarterly increments of $5,000, and for the chairman of each committee to receive an additional $2,000 annual retainer. In addition, each non-employee director receives $2,000 for each board meeting attended (except those held via conference call, which are $500 per conference call) and $1,000 for each committee meeting attended (except those held via conference call, which are $500 per conference call and unless attended in conjunction with a board meeting, in which case no additional fee is paid) and is entitled to reimbursement for actual and reasonable travel expenses incurred for attendance at such meetings. In addition, equity-based awards are generally granted annually.  Executive officers who also serve on the Board receive no director’s compensation for such service. In the event any director ceases to serve as director, outstanding option awards generally expire 90 days after the termination of the director relationship, although they may be extended at the discretion of the Board.

Fiscal 2014 Director Compensation

In accordance with the policy described in the preceding paragraph, in December 2013 the Compensation Committee recommended to the Board the award of 15,000 shares of restricted Common Stock to the six non-employee directors then serving on the Board, Messrs. Chiste, Johnson, King, Gordon, Wise and Morgan.  The Board approved these grants.

The following table sets forth information with respect to compensation earned by or awarded to each director who served on the Board during the fiscal year ended September 30, 2014.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Current Directors
Frank LaGrange Johnson	$72,500	$23,850	$96,350
John Chiste	$45,000	$23,850	$68,850
Owen P.J. King	$42,500	$23,850	$66,350
Timothy Gordon(2)	$45,000	$23,850	$68,850
Howard Morgan	$29,500	$23,850	$53,350
Terry Wise	$29,500	$23,850	$53,350
Robert Garrett, Jr.	$-	$-	$-

(1)	The dollar values under “Stock Awards” represent the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718.

(2)	On October 24, 2014, Timothy Gordon resigned from his position as a member of the Board of the Company and his unvested stock award was immediately forfeited.

EMPLOYMENT AGREEMENTS

Employment Agreement with Robert Garrett, Jr.

Pursuant to the Garrett Employment Agreement, effective as of March 1, 2012, between the Company and Robert Garrett, Jr., Mr. Garrett is employed as the Chief Executive Officer of the Company. The Garrett Employment Agreement originally provided for an annual salary of $250,000, but the Compensation Committee increased it to $300,000, effective March 1, 2014. During each year of his employment, Mr. Garrett is eligible to receive an annual bonus at the discretion of the Compensation Committee in a combination of cash or equity based compensation. The Garrett Employment Agreement provides for successive one-year renewal terms, unless either party provides written notice of its intention not to renew the agreement not later than 90 days prior to the end of the term (or renewal period).

The Garrett Employment Agreement binds Mr. Garrett to customary non-competition and non-solicitation covenants of up to one year following the expiration of the employment term, in addition to certain confidentiality, employee non-solicitation, and intellectual property covenants.

See “Potential Payments upon Termination or Change in Control” for discussion of termination, retirement and change-in-control provisions of the employment agreements.

Employment Agreement with James O. McKenna

Mr. McKenna served as the Company’s Chief Financial Officer, Treasurer and Assistant Secretary pursuant to the McKenna Employment Agreement, dated as of April 1, 2011, between the Company and Mr. McKenna until his termination on August 19, 2014.  On November 8, 2012, the McKenna Employment Agreement was further amended in connection with his relocation from California to Florida at the Company’s request pursuant to the move of the Company’s executive offices to West Palm Beach, Florida from Santa Monica, California. Among other things, the Amendment reduced his base salary to $210,000 per annum from $225,000 per annum, eliminated his housing allowance of $90,000 per annum (paid pursuant to the McKenna Employment Agreement), and provided for a bonus payment in the amount of $172,456, less applicable withholdings and deductions, all subject to the provisions provided in the Amendment. Of the total $172,456 bonus payment, $86,228 of such bonus payment is attributed as a bonus to Mr. McKenna in Fiscal 2012, with the remainder to be applied to reduce future bonuses due to Mr. McKenna, if any, on or prior to September 2014, pursuant to the terms and provisions of the Amendment. The term of the McKenna Employment Agreement expired on December 31, 2013, with automatic renewal for successive terms of one year each.

Mr. McKenna agreed to be bound by certain covenants that restrict his ability to compete with the Company or solicit the employment of Company employees after the term of his employment, prohibits disclosure of Company confidential information, and restricts him, subject to certain customary exceptions, from making investments in entities that compete with the Company.

See “Potential Payments upon Termination or Change in Control” for discussion of termination, retirement and change-in-control provisions of the employment agreements.

Post-Employment Compensation

The Company does not maintain any pension, deferred compensation, or other post-employment compensation for executives or employees other than its 401(k) plan and, as the case may be, pursuant to the terms of employment agreements with its executive officers.  The Compensation Committee has no fixed policy regarding the grant of severance benefits.  Rather, severance compensation is determined on a case-by-case basis depending on the executive’s term of service, his performance in his position, and other factors.  The severance payment amounts and other post-termination provisions of the employment agreements generally reflect the Company’s negotiations with each individual executive officer, our belief that the terms are appropriate under the circumstances based on the significance of the executive officer’s position with us, our ability to attract and retain talent as a result of executive management changes and the amount of time it would take the executive to locate another position.  We believe that the provisions in the employment agreements with our executive officers governing termination and severance arrangements in various circumstances, as described under the “Potential Payments Upon Termination or Change in Control” are consistent with our compensation objectives to attract, motivate and retain highly talented executive officers in a competitive environment and are generally consistent with arrangements being offered by other companies in our industry to similarly situated executives.

Severance Agreement with Brett Johnson

The Company and Brett Johnson, the Company’s former Co-Chief Executive Officer, opted not to renew his employment contract and his employment ended on August 31, 2012. Mr. Johnson entered into an agreement and release with the Company on August 29, 2012, which provides, among other things, that Mr. Johnson was entitled to receive his current annual salary of $250,000 through August 1, 2013, less applicable withholdings and deductions, in accordance with the Company’s standard payroll procedures.

Potential Payments Upon Termination or Change in Control

Under the Garrett Employment Agreement, Mr. Garrett is entitled to payments equal to six (6) months of his salary if his employment agreement is not renewed during the first term and a severance payment equal to three (3) months of his salary if not renewed in subsequent terms. If Mr. Garrett is terminated without cause, he will be entitled to receive salary at the then prevailing rate for the greater of six months or the balance of the term as severance.  If Mr. Garrett terminates his employment agreement for good reason under circumstances that do not constitute a change in control (as this term is defined in his agreement) he will be entitled to severance equal to six (6) months of salary at the then prevailing rate. Under both circumstances, Mr. Garrett will also be entitled to (i) receive health insurance for Mr. Garrett and his family to be paid for by the Company for a period equal to the greater of six (6) months or the balance of the term; (ii) accrued discretionary bonus, if any; and (iii) immediate vesting of any unvested options pursuant to applicable equity compensation plans. If Mr. Garrett’s employment is terminated without cause, or if he terminates his employment for good reason (as defined in the employment agreement), in either case within one year of a change in control (as defined below), he is entitled to receive the following payments and benefits: (i) severance equal to 12 months of salary; (ii) health insurance for Mr. Garrett and his family to be paid for by the Company for a period equal to 12 months; (iii) accrued discretionary bonus, if any; and (iv) immediate vesting of any unvested options pursuant to applicable equity compensation plans.

Under the Garrett Employment Agreement, “Change in Control” means and includes (i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act, and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities, other than (A) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or (B) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or (C) an acquisition of voting securities pursuant to a transaction described in subsection (ii) below that would not be a Change in Control under subsection (ii).  Notwithstanding the foregoing, an acquisition of the Company’s securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities shall not constitute an “acquisition” by any person or group for purposes of this subsection (i); (ii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or business combination, a sale or other disposition of all or substantially all of the Company’s assets, in each case, other than a transaction where the stockholders of the Company immediately prior to such merger or consolidation own, directly or indirectly, more than 50% of the total combined voting power of the surviving entity’s outstanding securities having a right to vote in the election of directors immediately after such merger or consolidation; (iii) Notwithstanding the foregoing, the following events shall not constitute a “Change in Control”: (A) a reincorporation of the Company into another jurisdiction; or (B) a restructuring into holding company form; and (iv) if the current Chairman of the Board of Directors is no longer serving in that capacity.

As noted elsewhere in this Proxy Statement, the Wise Group has filed preliminary proxy materials indicating an intent to solicit proxies for the election of [five] individuals as directors at the Annual Meeting in opposition to the Company Nominees.  In the event the Wise Group’s nomination is held to be valid, and in the event the Wise Group’s nominees are elected to the Board, such circumstances would constitute a change in control as defined in the Garrett Employment Agreement. Under such circumstances, for illustrative purposes, if Mr. Garrett’s employment were terminated without cause, or if he terminates his employment for good reason, within one year following a change in control on December 30, 2014, Mr. Garrett would be entitled to (a) all accrued but unpaid salary, benefits and vacation pay; (b) a lump sum severance payment of $300,000; and (c) twelve months of Company paid health insurance for Mr. Garrett and his family.  In addition, all unvested options owned by Mr. Garrett as of such date would immediately vest.

Under the McKenna Employment Agreement, as amended, Mr. McKenna was entitled to a payment equal to one year of his salary as severance in the event of his termination “without cause” and termination for “good reason” (as such terms are defined in the McKenna Employment Agreement).  The Company’s election to give notice of non-renewal in connection with the end of the term would have been considered to be termination without cause.

The table below sets forth information concerning the potential payments upon termination of employment for each named executive officer to whom the Company would have a post-employment compensation obligation if the termination, death, disability, or change in control had occurred as of September 30, 2014.

POTENTIAL PAYMENTS UPON TERMINATION
Name	Termination For Cause (1)	Termination without Cause or by Executive for Good Reason ($)	Termination upon disability or death (1)
Robert Garrett, Jr.	--	(2)

(1)
The amounts owed under these circumstances would be limited to accrued salary and benefits payable at the time such termination occurred.  Had the executive qualified to earn bonus during the fiscal year, the executive would have been entitled to his pro rata share of bonus at termination (no bonus is earned during any period the executive is determined to be disabled).

(2)
Mr. Garrett would be entitled to (a) payments which are dependent on the time remaining under the terms of the Garrett Employment Agreement and the method of termination; and (b) other benefits.  See the narrative which precedes the table for further details.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

Set forth below is information, as of December [__], 2014, with respect to the beneficial ownership of our Common Stock by (i) each director, (ii) each shareholder who, based on publicly available records, is known by the Company to own beneficially more than five percent (5%) of the Company’s shares and (iii) all our current directors and executive officers, as a group (seven persons).  Unless otherwise stated, the address of each person in the table below is c/o Forward Industries, Inc., 477 Rosemary Ave., West Palm Beach, FL 33401.

Identity of Beneficial Owner	Beneficial Ownership	Percent of Class(a)

Directors and Executive Officers:
Robert Garrett, Jr.(b)	249,491	[__]%
Frank LaGrange Johnson (c) (d) (e)	202,855	[__]%
Owen P.J. King (c) (e)	45,000	*
John F. Chiste (c) (e)	45,000	*
Howard Morgan (e) (f)	25,000	*
Terry Wise (e) (f) (g)	1,608,541	[__]%
Joseph E. Mullin	-	*

All directors and executive officers as a group (7 persons) (h)	2,175,887	[__]%

Former Officers:
James McKenna (i)	44,953	*

5% or Greater Shareholders:
Jenny P. Yu (j)	444,217	[__]%

*Less than 1 percent

(a)	As of December [__], 2014, there were [_________] shares of Common Stock outstanding.

(b)
Includes (i) 141,666 shares of Common Stock subject to options that are currently exercisable or will be exercisable within 60 days, and (ii) 41,666 shares of restricted Common Stock that vest on November 8, 2015.

(c)	Includes 30,000 shares of Common Stock subject to options currently exercisable.

(d)
Includes (i) 81,520 shares of Common Stock issuable upon the conversion of 76,335 shares of Convertible Preferred Stock owned by Mr. Johnson and (ii) 76,335 shares of Common Stock issuable upon the exercise of the warrant held by Mr. Johnson.

(e)	Includes 15,000 shares of restricted Common Stock that vest on December 11, 2014.

(f)	Includes 10,000 shares of Common Stock subject to options currently exercisable.

(g)	Derived from an amendment to Schedule 13D, filed with the SEC on November 24, 2014. The address of Mr. Wise is Flat 2, 11 Cadogan Square, London SW1X OHT, United Kingdom.

(h)
Includes (i) 251,666 shares of Common Stock subject to options that are either currently exercisable or that are expected to be exercisable within 60 days, (ii) 81,520 shares of Common Stock issuable upon the conversion of 76,335 shares of Convertible Preferred Stock, (iii) 76,335 shares of Common Stock issuable upon the conversion of warrants and (iv) 116,666 shares of restricted Common Stock that vest through November 8, 2015.

(i)	Includes 1,425 shares of Common Stock held by Mr. McKenna’s spouse, as separate property.

(j)	Derived from an amended Schedule 13D filed with the SEC on May 2, 2013. The address of Ms. Yu is 9255 Doheny Road, Apt. 2905, West Hollywood, CA 90069.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors and executive officers and persons who beneficially own more than ten percent of each class of our equity securities that is registered under the Exchange Act are required to file the following reports with the Commission:  Form 3 initial reports of ownership and status as an officer or director; Form 4 reports of changes in ownership of our Common Stock, and other equity securities of the Company; and Form 5 reports with respect to any fiscal year in which other reports may not have been filed.  To our knowledge, based solely on review of the copies of Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended September 30, 2014, and Form 5 reports and amendments thereto furnished to us with respect to that fiscal year, and based on written representations that no Form 5 or other reports were required with respect to the fiscal year ended September 30, 2014, all Section 16(a) filing requirements applicable to our officers and directors and beneficial owners of more than ten percent of our Common Stock were complied with on a timely basis.

Potential Redemption of 6% Senior Convertible Preferred Stock

In the event the Wise Group’s nomination is held to be valid and the Wise Group’s nominees are elected to the Board, such circumstances would constitute a “Change of Control Event” with respect to the Convertible Preferred Stock as defined in the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”).  Such a Change of Control Event would be deemed to constitute a liquidation, dissolution or winding up of the Company if so elected by the holders of a majority of the then outstanding shares of Convertible Preferred Stock.  In the event of such deemed liquidation, the Company would be required to redeem the Convertible Preferred Stock at 101% of the Original Issue Price (as defined in the Certificate of Incorporation) plus an amount equal to any accrued, and without duplication, declared but unpaid dividends on such shares.

Certain Relationships and Related Transactions

Related Transactions

See “Executive Compensation and Related Information” for information relating to compensation arrangements between the Company and its executive officers and between the Company and its non-employee directors.

The Nominating and Governance Committee of the Board under the Nominating and Governance Committee Charter (the “Committee Charter”) is charged with the responsibilities of identification, review, evaluation, and approval or rejection of related party transactions (as described in Item 404 of Regulation S-K under the Exchange Act) and conflicts of interest between the Company and any related party.  In evaluating any such transaction or potential conflict of interest, the Nominating and Governance Committee evaluates, among other factors, the utility and cost of services or property to be received by the Company, an assessment of whether comparable property or services can be obtained at better rates in the relevant market, the benefit to be received by the related party, whether such benefit is proper and appropriate in all respects, the absence of any actual or potential harm or prejudice to the Company and its business interests and prospects, and whether the transaction as a whole is believed to be fair and reasonable.  Pursuant to the Committee Charter mandates, the Nominating and Governance Committee has adopted governance principles that, among other matters, (i) requires a specific resolution approving any transaction in which any director would provide services to the Company outside his duties as director and (ii) prohibits a director from receiving a personal, compensatory benefit (i.e., one that is not shared by directors or shareholders generally on a pro rata basis), directly or indirectly, arising from a transaction in which the Company is a party or otherwise involved.

Buying Agency and Supply Agreement

On March 12, 2012, the Company entered into a Buying Agency and Supply Agreement (the “Sourcing Agreement”) with Forward Industries Asia Pacific Corporation (f/k/a Seaton Global Corporation), a British Virgin Islands corporation (“Forward China”), dated as of March 7, 2012.  On March 13, 2014, the Company entered into Amendment No. 1 to the Sourcing Agreement with Forward China, dated as of March 11, 2014. The Sourcing Agreement, as amended, provides that upon the terms and subject to the conditions set forth therein, Forward China will act as the Company’s exclusive buying agent and supplier of Products (as defined in the Sourcing Agreement) in the Asia Pacific region. The Company will purchase products at Forward China’s cost and pay Forward China a monthly fee for services it provides under the Sourcing Agreement. The Sourcing Agreement, as amended, terminates on March 11, 2015, subject to renewal.  Terence Wise, a director of the Company, is a principal of Forward China. In addition, Jenny P. Yu, a Managing Director of Forward China, owns shares of the Company’s Common Stock. The Company recognized approximately $1,406,000 and $1,292,000 of Forward China service fees during the fiscal years ended September 30, 2014 and 2013, respectively.

Employment Agreement

On April 2, 2012, the Board appointed Mr. Brett Johnson as the Company’s Co-Chief Executive Officer.  Brett Johnson is the brother of Frank LaGrange Johnson, the Chairman of the Board.  Forward and Mr. Johnson opted not to renew Mr. Johnson’s employment contract and his employment with the Company ended on August 31, 2012. In addition, Mr. Johnson entered into an agreement and release with the Company on August 29, 2012, which provides, among other things, that Mr. Johnson was entitled to receive his annual salary of $250,000 through August 1, 2013, less applicable withholdings and deductions, in accordance with the Company’s standard payroll procedures.

Investment Management Agreement

On April 16, 2013, the Company entered into an Investment Management Agreement (the “Investment Agreement”) with LaGrange Capital Administration, L.L.C. (“LCA”), pursuant to which the Company retained LCA to manage certain investment accounts funded by the Company (collectively, the “Account”).  Frank LaGrange Johnson, the Company’s Chairman of the Board, serves as the Managing Member of LCA.

Pursuant to the Investment Agreement, LCA is authorized, subject to supervision of the Investment Committee of the Board and the terms and conditions of the Investment Agreement, to take all actions and make all decisions regarding the investment and reinvestment of the assets of the Account utilizing the Investment Strategy (as defined in the Investment Agreement).  As compensation for its services to the Company, LCA shall be entitled to advisory fees, comprised of an asset-based fee and a performance fee, as provided in the Investment Agreement.  The asset-based fee will equal 1% per annum of the average Account Net Asset Value (“Account NAV”).  The performance fee will equal 20% of the increase (if any) in the Account NAV over an annual period. No performance fee will be payable for any annual period in which the Account NAV at the end of such annual period is below the highest Account NAV at the end of any previous annual period. In addition to such advisory fees, the Company will reimburse LCA for certain investment and operational expenses.  Under the Investment Agreement, the Company or its designees may make cash withdrawals from the Account on March 31, June 30, September 30 or December 31 of each year upon 45 days’ prior written notice to LCA; provided, that, in the event of a breach of certain terms of the Investment Agreement, the Company may make a complete cash withdrawal from the Account immediately without LCA’s consent. During the fiscal years ended September 30, 2014 and 2013, the Company recognized approximately $12,000 and $13,000, of asset-based advisory fees, respectively. The Company has not recorded any expense related to performance based advisory fees during the fiscal years ended September 30, 2014 and 2013.

The Investment Agreement is effective as of February 1, 2013 and shall continue until the second anniversary of the effective date.  Thereafter, the term of the Investment Agreement shall automatically renew for additional one year terms unless terminated in accordance with the terms of the Investment Agreement or if a party provides notice to the other party no less than 60 days prior to the end of a term of its decision to terminate the Investment Agreement at the end of the then current term.

Private Placement

On June 28, 2013, the Company completed the sale of (i) 381,644 shares of Convertible Preferred Stock and (ii) warrants to purchase a total of 381,644 shares of Common Stock to accredited investors in a private placement (the “Private Placement”) pursuant to the terms of securities purchase agreements, dated June 28, 2013, by and between the Company and each investor.  Each of Frank LaGrange Johnson and Timothy Gordon participated as investors in the initial closing of the Private Placement for an aggregate of approximately $150,000 and $75,000, respectively.

New York Office Rent

On February 1, 2014, the Company began leasing office space in New York, New York for its Chief Executive Officer at a rate of $2,500 per month from LCA. This lease is month-to-month and is cancellable by either the Company or LCA at any time. Effective April 1, 2014, LCA increased the monthly rental charge (inclusive of rent, allocable share of office assistant, and equipment leases) from $2,500 to approximately $12,700 per month. During the fiscal year ended September 30, 2014, the Company recognized approximately $81,000 of rent expense related to the New York office.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Report of the Audit Committee

The report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be or be deemed to be incorporated by reference into any prior or subsequent filing by Forward under the Securities Act of 1933 or the Exchange Act except to the extent expressly incorporated by reference.  The Committee’s report is as follows:

[_____________________________]

This report is submitted on behalf of the members of the Audit Committee*:

John F. Chiste, Chairman
Owen P.J. King
Joseph E. Mullin III

____________________
*The report of the Audit Committee is dated [_________], 2014.

Principal Accountant Fees and Services

Our Audit Committee pre-approved all audit and non-audit services involving CohnReznick, the Company’s independent registered public accounting firm (“independent auditors”) for the fiscal years ended September 30, 2014 and 2013.  The Audit Committee must pre-approve all audit and non-audit services involving CohnReznick, the Company’s independent auditors for the fiscal year ending September 30, 2015.  Unless an audit or non-audit type of service to be provided to the Company by our independent registered public accounting firm has received general pre-approval from the Audit Committee, it requires specific pre-approval by the Audit Committee.  In addition to review and audit work necessary for the Company to file required reports under the Exchange Act (i.e., quarterly reports on Form 10-Q and annual reports on Form 10-K), the Company’s independent auditors may perform non-audit services other than those prohibited by the Sarbanes-Oxley Act of 2002, provided that they are pre-approved by the Audit Committee.  Non-audit services that our independent accountants may not provide include:  bookkeeping or other services related to the accounting records or financial statements of the audit client; financial information systems design and implementation; appraisal or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; and legal services and expert services unrelated to the audit.

Our Audit Committee regularly meets to review and approve the audit and review scope concerning the audit or review of the Company’s financial statements to be filed with the SEC, including the audit fees associated with this service.  Furthermore, the fees and terms of permitted non-audit services that are recurring, if any, must be approved by the Audit Committee.

Proposals for other (i.e., non-recurring) non-audit services to be performed by the Company’s independent auditors that are allowable in accordance with this policy must be pre-approved by the Audit Committee.  The Company’s chief financial officer will review for compliance with this policy and obtain necessary pre-approvals.

Audit Fees

The following table sets forth the aggregate fees for professional services billed to us by CohnReznick for professional services rendered during the fiscal years ended September 30, 2014 and 2013.

	Year Ended September 30,
	2014	2013
Audit Fees (1)	$232,675	$181,500
Audit-related Fees (2)	-	-
Tax Fees (3)	-	-
Other Fees (4)	-	-
	$232,675	$181,500

(1)
Includes the aggregate fees billed for the fiscal years ended September 30, 2014 and 2013, for the audit of our audited consolidated financial statements and for reviews performed by CohnReznick with respect to our unaudited, quarterly consolidated financial statements published during such periods included on Forms 10-Q, including services in connection with statutory and regulatory filings, such as the issuance of consent letters.

(2)
Includes the aggregate fees billed for the fiscal years ended September 30, 2014 and 2013, for assurance and related services by CohnReznick that are reasonably related to the performance of the audit or review of Forward’s financial statements and not reported under Audit-related Fees.  The Company incurred no such cost in either period.

(3)
Includes the aggregate fees billed for the fiscal years ended September 30, 2014 and 2013, for tax compliance and tax advice including preparation and filing of the Company’s U.S. Federal and state income tax returns by CohnReznick.  The Company incurred no such cost in either period.

(4)
Includes the aggregate fees billed for the fiscal years ended September 30, 2014 and 2013, by CohnReznick and not included in the other categories included in the table.  The Company incurred no such cost in either period.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Appointment of Accountants

The Board is recommending to shareholders that they ratify the appointment of CohnReznick, as Forward’s independent registered public accounting firm for the fiscal year ending September 30, 2015.  The Audit Committee selected CohnReznick as the Company’s independent registered public accounting firm for Fiscal 2014.  CohnReznick has served in that capacity since December 15, 2010. Representatives of CohnReznick will be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Shareholder approval of the appointment is not required.  The Board believes that obtaining shareholder ratification of the appointment is a sound governance practice.  The Board, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the Board believes that such a change would be in the best interest of our Company and its shareholders.

Shareholder Vote Required

The affirmative vote by a majority of the votes cast at the Annual Meeting by holders of shares present in person or by proxy is required to ratify the appointment of CohnReznick.  Abstentions will have the same legal effect as a vote against Proposal 2.  If you timely submit a signed and dated proxy but fail to specify instructions to vote for Proposal 2, the proxy will be voted in favor of ratification of the appointment of CohnReznick by the persons named in the proxy.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COHNREZNICK AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF FORWARD FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2015, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.

OTHER PROPOSALS

The Board is not aware of any matter other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting.  If other matters properly come before the Annual Meeting, the persons named as proxies in the proxy intend to vote the shares they represent in accordance with their best judgment in the interest of Forward.

DEADLINE FOR SHAREHOLDER PROPOSALS FOR 2015

Shareholder proposals intended to be considered for inclusion in our proxy statement and form of proxy for presentation at our 2015 annual meeting of shareholders relating to the fiscal year ending September 30, 2015, in accordance with the procedures set forth in Rule 14a-8 under the Exchange Act must be sent to our offices at 477 Rosemary Ave., Suite 219, West Palm Beach, FL 33401, addressed to the attention of our Corporate Secretary/Annual Meeting, and must be received not later than August 10, 2015.  All proposals must comply with applicable SEC rules and regulations.

Outside the processes of Rule 14a-8 under the Exchange Act, our by-laws establish an advance notice procedure for shareholders to submit nominations of candidates for election of director or to bring other business before our annual meeting.  The following information is based on the Company’s Amended and Restated By-Laws that were adopted by the Board in August 2010.

In general, under these procedures, a shareholder who intends at an annual meeting of shareholders: (1) to nominate a candidate for director or (2) to propose other business, must give us written notice of such nomination or proposal not later than 120 days and not earlier than 150 days prior to the anniversary date of the prior year’s annual meeting.  Accordingly, as the 2014 annual meeting is to be held on December 30, 2014, such anniversary date for 2015 will be December 30, 2015 (“the 2015 Anniversary Date”), and shareholder proposals for the 2015 annual meeting must be received by us on or after August 2, 2015 and on or before September 1, 2015.  However, if the date of the 2015 annual meeting is changed more than 30 days before or more than 30 days after the 2015 Anniversary Date, notice by the shareholder to be timely must be delivered to us not earlier than the close of business on the 120th day prior to such annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting date or the 10th day following the day on which the Company first makes a public announcement of the date of such meeting by means of a press release or filing with the SEC.   In respect of shareholder nominations for directors, in the event that the number of directors to be elected to the Board is increased and if all nominees for director, or the fact of the increase in number, is not publicly announced at least 70 days prior to the first anniversary of the preceding year’s annual meeting, then a nomination must be made not later than the 10th day following the first date of public disclosure of all such nominees or such increased number of directors. Such notice must provide certain information as specified in our by-laws and must be received at our principal executive offices by the deadline specified above.  See “Proposal 1: Election of Directors—Nominees for Election as Directors” and “Structure and Practices of the Board of Directors—Nominating and Governance Committee.”

OTHER MATTERS

Delivery of Documents to Security Holders Sharing an Address

Only one copy of this Proxy Statement, with attached exhibits, is being sent to multiple shareholders sharing an address unless the Company receives contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate copy of this Proxy Statement, he or she may contact the Company’s Secretary at:

Forward Industries, Inc.
477 Rosemary Ave., Suite 219
West Palm Beach, FL 33401
Attention: Secretary

and the Company will deliver the Proxy Statement to such shareholder promptly upon receiving the request. Any such shareholder may also contact the Secretary if he or she would like to receive separate mailings in the future.  If a shareholder receives multiple copies of the Company’s mailing, he or she may request householding in the future by also contacting the Company’s Secretary.

Annual Report

The Company’s Annual Reports on Form 10-K, as amended, for the fiscal years ended September 30, 2014 and 2013, which contain audited consolidated financial statements of the Company for Fiscal 2014 and 2013, can be accessed on the Internet at [http://www.proxyvote.com].

WE UNDERTAKE TO PROVIDE TO EACH SHAREHOLDER WITHOUT CHARGE BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF A WRITTEN REQUEST A COPY OF OUR ANNUAL REPORTS ON FORM 10-K FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2014 AND 2013, INCLUDING THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS FILED THEREWITH, AND A COPY OF OUR AMENDED AND RESTATED BY-LAWS. WRITTEN REQUESTS FOR SUCH REPORTS AND/OR BY-LAWS SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, FORWARD INDUSTRIES, INC., 477 ROSEMARY AVE., SUITE 219, WEST PALM BEACH, FL 33401.

Costs of Soliciting Proxies

We will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding our proxy materials to beneficial owners. In addition to solicitation by mail, certain of our officers, directors and regular employees named in Annex A, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. Additional information about persons who are Participants in this proxy solicitation is set forth in Annex A.

Due to the possibility of a proxy contest, we have engaged MacKenzie to solicit our proxies from shareholders in connection with the Annual Meeting. MacKenzie expects that approximately [__] of its employees will assist in the solicitation of proxies. MacKenzie will solicit our proxies by telephone, personal communication or other means. We will pay MacKenzie a fee not to exceed $[________] plus costs and expenses. In addition, MacKenzie and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

We estimate that our expenses associated with soliciting our proxies for the Annual Meeting (excluding salaries and wages of our regular employees and officers) will be $[_________] in the aggregate, of which approximately $[_________] has been spent to date. Such solicitation costs are expected to include the fees incurred to retain MacKenzie as our proxy solicitor, fees of outside counsel to advise us in connection with a possible contested solicitation of proxies, and increased mailing costs, such as the costs of additional mailings of solicitation materials to shareholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners.

By order of the Board of Directors,

Frank LaGrange Johnson
Chairman of the Board
[_________], 2014

Annex A

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name and business address of our directors and nominees, and the name, present principal occupation and business address of our officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be participants in our solicitation of proxies from our shareholders in connection with our 2014 Annual Meeting of Shareholders (collectively, the “Participants”).

Directors and Nominees

The principal occupations of our directors and nominees who are considered Participants are set forth under the section above titled “Election of Directors” of this Proxy Statement. The names of such directors and nominees are set forth below and the business addresses for all such directors and nominees is c/o Forward Industries, Inc., 477 Rosemary Ave., Suite 219, West Palm Beach, FL 33401.

Name
Frank LaGrange Johnson
Owen P.J. King
John F. Chiste
Robert Garrett, Jr.
Joseph E. Mullin III

Officers and Employees

The principal occupations of our executive officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each such person is c/o Forward Industries, Inc., 477 Rosemary Ave., Suite 219, West Palm Beach, FL 33401.

Name	Title
Robert Garrett, Jr.	Chief Executive Officer and Director

Information Regarding Ownership of Company Securities By Participants

The amount of the Company’s securities beneficially owned by each Participant as of December [__], 2014, including the number of securities for which beneficial ownership can be acquired within 60 days of such date are listed below. Except as otherwise noted in the footnotes below, each person or entity identified in the table below has sole voting and investment power with respect to the securities they hold, other than property rights of spouses.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class(1)
Robert Garrett, Jr.(2)	249,491	[__]%
Grange Johnson(3)	202,855	[__]%
Owen P.J. King(4)	45,000	*
John F. Chiste(5)	45,000	*
Joseph E. Mullin III	-	*

*Less than 1 percent
(1)	As of December [__], 2014, there were [_________] shares of Common Stock outstanding.

(2)
Includes (i) 141,666 shares of Common Stock subject to options that are currently exercisable or will be exercisable within 60 days and (ii) 41,666 shares of restricted Common Stock that vest on November 8, 2015.

(3)
Includes (i) 30,000 shares of Common Stock subject to options currently exercisable, (ii) 81,520 shares of Common Stock issuable upon the conversion of 76,335 shares of Convertible Preferred Stock owned by Mr. Johnson, (iii) 76,335 shares of Common Stock issuable upon the exercise of the warrant held by Mr. Johnson and (iv) 15,000 shares of restricted Common Stock that vest on December 11, 2014.

(4)	Includes (i) 30,000 shares of Common Stock subject to options currently exercisable and (ii) 15,000 shares of restricted Common Stock that vest on December 11, 2014.

(5)	Includes (i) 30,000 shares of Common Stock subject to options currently exercisable and (ii) 15,000 shares of restricted Common Stock that vest on December 11, 2014.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant during the past two years. No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold (November 2012 to November 2014)

Transaction Date	Amount of Securities Purchased/(Sold)	Transaction Description

ROBERT GARRETT, JR.
11/8/12	125,000	Grant – Restricted Stock
12/11/13	25,000	Grant – Stock Options

FRANK LAGRANGE JOHNSON
6/28/13	76,335	Purchase – Convertible Preferred Stock convertible into 81,520 shares of Common Stock
6/28/13	76,335	Purchase – Warrant
12/11/13	15,000	Grant – Restricted Stock

LAGRANGE CAPITAL PARTNERS, LP(1)
2/18/14	(38,789)	Redemption – In-Kind Distribution to Partners
2/19/14	(241,274)	Sale – Common Stock
2/20/14	(33,137)	Sale – Common Stock

LAGRANGE CAPITAL PARTNERS OFFSHORE FUND, LTD(1)
2/19/14	(26,808)	Sale – Common Stock
2/20/14	(67,562)	Sale – Common Stock

LAGRANGE CAPITAL ADMINISTRATION, LLC(1)
2/20/14	(71,975)	Sale – Common Stock
2/21/14	(48,303)	Sale – Common Stock

2

OWEN P.J. KING
12/11/13	15,000	Grant – Restricted Stock

JOHN CHISTE
12/11/13	15,000	Grant – Restricted Stock

JOSEPH E. MULLIN III
	n/a

(1)
Frank LaGrange Johnson is the sole member of LaGrange Capital Management, LLC (“Capital Management”) and the managing member of LaGrange Capital Administration, LLC (“Capital Administration”). Capital Management is the general partner of LaGrange Capital Partners, LP (“Capital Partners”). Capital Administration is the investment manager of LaGrange Capital Partners Offshore Fund, Ltd. (“Capital Partners Offshore Fund”). By virtue of his relationships with these entities, Mr. Johnson may be deemed to beneficially own the shares beneficially owned by Capital Management, Capital Administration, Capital Partners and Capital Partners Offshore Fund.

Miscellaneous Information Regarding Participants

Except as described in this Annex A or otherwise disclosed in the Proxy Statement:

•	No Participant owns any securities of the Company of record that such Participant does not own beneficially.

•
No Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

•
No Participant nor any associate of a Participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest.

•
No Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

•	No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

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Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	**CONTROL #**	
	000000000000	**123,456,789,012.12345**
THE COMPANY NAME INC. - COMMON		**123,456,789,012.12345**
THE COMPANY NAME INC. - CLASS A	**SHARES**	**123,456,789,012.12345**
THE COMPANY NAME INC. - CLASS B		**123,456,789,012.12345**
THE COMPANY NAME INC. - CLASS C		**123,456,789,012.12345**
THE COMPANY NAME INC. - CLASS D		**123,456,789,012.12345**
THE COMPANY NAME INC. - CLASS E		**123,456,789,012.12345**
THE COMPANY NAME INC. - CLASS F		**123,456,789,012.12345**
THE COMPANY NAME INC. - 401 K		

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X

KEEP THIS PORTION FOR YOUR RECORDS

REVISED PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION, DATED DECEMBER 2, 2014